Exhibit 99.1

Jan. 22, 2010

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Cynthia Williams
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1478

BB&T reports 2009 net income of $877 million;
Earnings per common share total $.27 for the fourth quarter

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported earnings for the fourth quarter and the full year 2009. For the fourth quarter, net income totaled $194 million, or $.27 per diluted common share, compared with $307 million, or $.51 per diluted common share, earned during the fourth quarter of 2008. Results for the fourth quarter of 2009 produced annualized returns on average assets and average common shareholders’ equity of .47% and 4.52%, respectively.

     “I am pleased to report solid fourth quarter earnings, given the current credit cycle, and pleased to convey a number of very positive trends in our performance,” said Chairman and Chief Executive Officer Kelly S. King. “We enjoyed record net revenues for 2009, driven by strong mortgage banking income of $658 million and record insurance income, which exceeded $1 billion, as well as solid growth in net interest income. Our revenue growth for the quarter was robust at 22.7% and the net interest margin improved to 3.80% for the quarter. Growth in average noninterest-bearing deposits continues to be exceptional, at 41.5%, and average client deposits increased 28.8%, reflecting continued improvement in deposit mix and the impact of the Colonial acquisition. Importantly, we experienced a significantly slower growth rate in nonperforming assets in the fourth quarter compared to recent quarters.

     “Our Colonial Bank integration is progressing well and all remaining systems are scheduled to be converted by the end of the second quarter. We continue to expect meaningful earnings accretion from the transaction, which provides tremendous strategic benefits for BB&T. We are excited about the opportunity to expand our client base and meet the financial needs of the businesses and individuals in these key markets, and we are encouraged by very strong growth of $1.5 billion in client deposits in the former Colonial branches.”

     For the full year 2009, BB&T’s net income was $877 million, compared with $1.5 billion earned in 2008. Diluted earnings per common share for 2009 totaled $1.15, compared with $2.71 earned during the same period in 2008. Results for the full year 2009 produced returns on average assets and average common shareholders’ equity of .56% and 4.93%, respectively.

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Growth rate in nonperforming assets slows to 7%; early stage credit indicators remain stable

     The linked-quarter growth rate in nonperforming assets slowed to 7% in the fourth quarter of 2009 compared to 23% in the third quarter of 2009. Nonperforming assets as a percentage of total assets increased to 2.65% at Dec. 31, 2009, compared with 2.48% at Sept. 30, 2009. Annualized net charge-offs were 1.83% of average loans and leases for the fourth quarter of 2009, an increase from 1.71% in the third quarter. Early indicators of problem loans continue to be relatively stable compared with the third quarter of 2009 and have improved significantly compared to year-end 2008 levels.

     The provision for credit losses totaled $725 million in the fourth quarter of 2009, an increase of $197 million compared with the fourth quarter of 2008, and exceeded net charge-offs by $237 million, or $.21 per diluted share. The higher provision increased the allowance for loan and lease losses as a percentage of loans held for investment to 2.51% at Dec. 31, 2009, compared with 2.29% at Sept. 30, 2009. The increases in nonperforming assets and the provision for credit losses were driven by continued deterioration in housing-related credits. The largest concentration of housing-related credit issues continues to be in Atlanta, Florida, and metro Washington, D.C., with some deterioration in the coastal areas of the Carolinas.

Client deposit growth remains excellent, up 28.8%; transaction accounts up 42.9%

     The growth rate in average client deposits was very strong, including balances acquired from Colonial, compared with the fourth quarter of 2008. Average client deposits totaled $105.4 billion for the fourth quarter of 2009, an increase of $23.6 billion, or 28.8%, compared to the fourth quarter of 2008. The increase in client deposits included growth in average transaction accounts, which increased $6.7 billion, or 42.9%, compared with the fourth quarter of 2008, and a 30.5% increase in savings and other client deposits, excluding certificates of deposit. Excluding the Colonial acquisition, average client deposit growth was 7.1% and average transaction account growth was 22.0%, reflecting continued improvement in deposit mix during the fourth quarter. In addition, deposit costs have continued to decrease while balances have continued to grow.

     Average loans and leases held for investment totaled $103.4 billion for the fourth quarter, reflecting an increase of $7.4 billion, or 7.7%, including the $8.2 billion in average loans acquired from Colonial, compared to the fourth quarter of 2008. Excluding the loans acquired through the Colonial transaction, there was a slight decline in average loans and leases held for investment for the fourth quarter of 2009 compared to the fourth quarter of the prior year. This decline reflects reductions in BB&T’s exposure to real estate loans, which have been partially offset by improvement in commercial and industrial lending and growth in loans originated through BB&T’s specialized lending group. Commercial and industrial loans outstanding at Dec. 31, 2009 increased 11.5%, on an annualized basis, compared to Sept. 30, 2009.

Net interest margin improves to 3.80%; net interest income up 24.5%; margin outlook improves

     BB&T’s fully taxable equivalent net interest income totaled $1.36 billion for the fourth quarter of 2009, an increase of 24.5% compared with the same quarter of 2008. Average interest earning assets for the current quarter grew by 13.4% compared to the same quarter of 2008. The net interest margin was 3.80% for the fourth quarter of 2009, up 33 basis points compared with 3.47% in the fourth quarter of 2008, and up 12 basis points compared with the third quarter of 2009. During the fourth quarter of 2009, BB&T updated its valuation of loans acquired from Colonial Bank based on enhanced loan information, which resulted in an increase in the value and the expected yields of the acquired loan portfolio. In connection with the revaluation, BB&T recognized $9 million of interest income in the fourth quarter of 2009 that related to the third quarter of 2009, which added approximately two basis points to fourth quarter net interest margin. In the fourth quarter of 2008, the net interest margin was reduced by $67 million, or 21 basis points, as a result of BB&T’s settlement with the Internal Revenue Service related to leveraged lease investments. The improvement in the margin compared to the third quarter of 2009 was the result of wider credit and funding spreads, improved funding mix and the revaluation of assets acquired from Colonial. Because of these factors, management’s outlook for net interest margin in 2010 has improved.

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Noninterest revenues increase 20.2% led by mortgage banking revenue, up 86.8%

     Noninterest income increased $163 million, or 20.2%, during the fourth quarter of 2009 compared with the same quarter of 2008. These increases reflect a very strong performance from BB&T’s mortgage banking operations during the quarter, as well as increased revenue from BB&T’s insurance operations. The increase also reflects growth in service charges on deposit accounts, checkcard fees and other nondeposit fees and commissions.

     BB&T earned $142 million in mortgage-related revenue in the fourth quarter of 2009, an increase of 86.8% compared with the fourth quarter of 2008. The growth in mortgage banking income is due to continued strong production revenue from residential mortgage banking operations and increased servicing income as a result of growth in the servicing portfolio. BB&T originated $5.3 billion of mortgage loans during the fourth quarter of 2009 and enjoyed record production of $28.2 billion for the full year 2009.

     BB&T earned $260 million in insurance-related revenue in the fourth quarter, up $13 million, or 5.3%, compared with the fourth quarter of 2008. The increase in insurance income was due to growth in property and casualty fees and growth resulting from acquisitions.

     Service charges on deposit accounts totaled $186 million in the fourth quarter of 2009, an increase of $15 million compared to the same quarter of 2008. The increase in service charges was primarily due to additional revenue generated by the acquired Colonial Bank customers. Checkcard fees and other nondeposit fees and commissions increased 24.0% and 30.6%, respectively, compared to the fourth quarter of 2008. The increase in checkcard fees was primarily due to increased usage by new and existing clients. The growth in nondeposit fees and commissions was primarily the result of issuing more letters of credit and other commercial loan servicing fees, as well as a strong performance from BB&T’s equipment finance business. Trust and investment advisory revenue increased 18.8% due to improved market conditions and improved fee income from Wealth Management.

     Other noninterest income totaled $70 million during the fourth quarter of 2009, compared with a loss of $15 million for the same period of 2008. The growth in other noninterest income includes a pre-tax gain of $27 million, or $.02 per diluted share, from the sale of BB&T’s Payroll Services division. The sale of the payroll processing business includes a strategic partnership that will enable BB&T to continue to offer quality payroll services to clients and generate revenues through referral fees. In addition, other income increased $38 million as a result of market-related increases in trading assets for post-employment benefits that are offset by a similar increase in personnel expense. Other income also grew $11 million due to accretion of income associated with the FDIC loss share asset.

Noninterest expenses increase due to additional credit costs and FDIC insurance expense

     BB&T’s noninterest expenses increased $349 million, or 34.5%, in the fourth quarter of 2009 compared with the same period in 2008. The increase included $115 million of additional foreclosed property expenses; an additional $34 million in FDIC insurance expense; increased pension costs of $17 million, and $38 million for post-employment benefits expense that are offset by additional noninterest income. Excluding these items, and approximately $159 million of growth resulting from purchase acquisitions, noninterest expenses were down 1.2% compared with the prior year’s fourth quarter.

Capital levels remain strong

     BB&T’s Tier 1 common ratio at Dec. 31, 2009, was 8.5% compared to 8.4% at Sept. 30, 2009, and remains among the strongest in the industry. The Tier 1 risk-based capital and total risk-based capital ratios were 11.5% and 15.7%, respectively, at Dec. 31, 2009, compared with 11.1% and 15.6%, respectively, at Sept. 30, 2009. BB&T’s risk-based and tangible capital ratios remain well above regulatory standards for well-capitalized banks.

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BB&T continues to expand insurance business

     During the fourth quarter, BB&T Insurance Services expanded its southwest Florida operation with the acquisition of Oswald Trippe and Company, Inc. of Fort Myers, Fla. This acquisition will strengthen BB&T’s Florida insurance franchise at the same time that BB&T has expanded its presence in southwest Florida with the FDIC-assisted acquisition of Colonial Bank in August 2009.

     At Dec. 31, 2009, BB&T had $165.8 billion in assets and operated 1,857 banking offices in the Carolinas, Virginia, West Virginia, Kentucky, Georgia, Maryland, Tennessee, Florida, Alabama, Texas, Indiana and Washington, D.C. BB&T’s common stock is traded on the New York Stock Exchange under the trading symbol BBT. For additional information about BB&T’s financial performance, company news and products and services, please visit our Web site at www.BBT.com.

Earnings webcast and Quarterly Performance Summary

     To hear a live webcast of BB&T’s fourth quarter 2009 earnings conference call at 8 a.m. (ET) today, please visit our Web site at www.BBT.com. Replays of the conference call will be available on the BB&T Web site until Friday, Feb. 5, or by dialing 1-888-203-1112 (access code 6794434) until Wednesday, Jan. 27.

     BB&T’s Fourth Quarter 2009 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s Web site at www.bbt.com/bbt/about/financialprofile/statements.html.

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Regulatory capital ratios are preliminary.

     This news release contains performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.